25 Sawyer Passway w Fitchburg, MA 01420 w 978.345.5000
IMMEDIATE RELEASE
Exhibit 99.01
Micron Products, Inc. Announces Exclusive Agreement
with New Era Orthopaedics, LLC.
FITCHBURG, MA, December 23, 2014 – Micron Products, Inc. (“Micron” or the “Company”), a wholly-owned subsidiary of Arrhythmia Research Technology, Inc. (NYSE MKT: HRT), announced today that the Company has entered into a five-year, exclusive manufacturing agreement with New Era Orthopaedics, LLC (“NEO”) for its next generation, comprehensive offering of total knee, hip and spine systems.
The five-year agreement provides for Micron to be the sole producer of NEO's unique, adaptable and FDA-approved orthopedic implant designs. Micron expects to be fulfilling orders for NEO in the latter half of 2015.
Salvatore Emma, Jr., President and Chief Executive Officer of Micron, stated, “We are pleased to be the exclusive manufacturer of NEO orthopedic implants as they introduce their cost effective designs to a rapidly expanding market. NEO has developed a strong reputation for innovative knee, hip and spine component and system designs. We believe this agreement is a testament to our manufacturing capabilities, as well as our focus on high quality, rapid fulfillment processes. We also expect significant interest from physicians worldwide for affordable, high quality components and systems to meet the growing demand in the orthopedic implant market.”
Craig Corrance, President and Chief Executive Officer of New Era Orthopaedics, commented, “Our knee system is based on proven design principles for implants and instrumentation. Importantly, our innovative ‘high flex’ options for cruciate retaining, posterior stabilized and ultra congruent designs provide physicians with the flexibility to address the majority of indications presented. NEO’s knee systems are designed to increase flexion stability while optimizing patellar tracking, rollback and rotation and also focus on minimizing lateral retinacular tightness. We have been most impressed with Micron’s speed and agility, as well as their quality of service as a contract manufacturer. We look forward to a long and mutually beneficial relationship.”
About Arrhythmia Research Technology, Inc.
Arrhythmia Research Technology, Inc., through its wholly-owned subsidiary, Micron Products, Inc., manufactures components, devices and equipment for medical, military, law enforcement, industrial and automotive applications. The Company's orthopedic implant machining operation produces quick-turn, high volume and patient-specific, finished orthopedic implants. The Company has custom thermoplastic injection molding capabilities as well, and provides a full array of design, engineering and production services and management. The Company’s strategy for growth is to capitalize on its engineering expertise to develop proprietary products with its customers that rely on Micron’s extensive manufacturing capabilities for production. The Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.
The Company routinely posts news and other important information on its websites: http://www.arthrt.com and http://www.micronproducts.com.

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Micron Products, Inc. Announces Exclusive Agreement
with New Era Orthopaedics, LLC, December 23, 2014

About New Era Orthopaedics, LLC
New Era Orthopaedics, LLC, is a privately held medical device company headquartered in Hummelstown, Pennsylvania. NEO is responding to the need for innovative, appropriately priced, high quality primary joint replacement and spine implants in a market focused on economic value. NEO provides state of the art design-optimized implants and instrumentation at a substantial discount via streamlined operations and a focus on the most commonly performed joint replacement and spine procedures.
Safe Harbor Statement
Forward-looking statements made herein are based on current expectations of Arrhythmia Research Technology, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to retain customers who represent significant proportions of revenue; our ability to maintain our pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variability of customer delivery requirements; variations in the mix of products sold; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources and our ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission.

For more information on Micron Products, Inc. or Arrhythmia Research Technology, Inc. contact:
Investor and Media Contact:	Company Contact:
Deborah K. Pawlowski	Derek T. Welch
Kei Advisors LLC	Corporate Controller
716.843.3908	(principal financial and accounting officer)
dpawlowski@keiadvisors.com	978.345.5000

For more information on New Era Orthopaedics, LLC, contact:
Craig Corrance, President & CEO
ccorrance@neweraortho.com
http://www.neweraortho.com